UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 4, 2012

CHINACAST EDUCATION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33771	20-178991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 08, 20/F, One International Financial Centre, 1 Harbour View Street Central, Hong Kong
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (852) 3960 6506

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Overview.

On January 4, 2012, the Audit Committee (the "Audit Committee") of the Board of Directors of ChinaCast Education Corporation (the "Company"), after consultation with and upon the recommendation of management, concluded that the Company's previously issued audited financial statements as of and for the year ended December 31, 2010 as presented in the Company's Form 10-K for that same period should no longer be relied upon. The Company will be filing a Form 10-K/A restating its financials for these periods as soon as practicable.

The following discussion describes the adjustments that will be made in the Form 10-K/A.

Background.

On December 31, 2010, ChinaCast Technology (Shanghai) Ltd., ChinaCast Li Xiang Co., Ltd. (“CCLX”) and ChinaCast Company Ltd. (“CCL”) entered into a Service Agreement pursuant to which CCL agreed to assist CCLX in the renewal of the inter-provincial value-added telecommunication service license ("VSAT license") for the next ten years.  The license is critical to the Company's ability to provide its E-learning and training services.  In consideration for receiving these services, the Company agreed to pay an annual service fee to CCL in the amount of RMB8.1 million during the term of the Service Agreement.  The Company determined that rather than pay cash it would use the RMB59.8 million remaining balance of the non-current advances as a prepayment for this service.  The prepayment was sufficient to cover approximately seven years of such services, which makes it a long-term prepaid asset in nature. Such a prepayment, in the absence of impairment or other changes that may apply, is usually amortized as a cost over the relevant service period.

However, when the Company considered the future cash flows expected to result from the use and eventual disposition of the prepayment, the Company did not believe that it could reliably determine the future cash flows specifically to be obtained from the prepayment for the following reasons:

1.	The annual renewal of VSAT license needs to be approved by a government agency and the result is not under the control of neither CCL nor CCLX;

2.
During the negotiation, CCL insisted on the prepayment being non-refundable and the Company capitulated because of the importance of the satellite license to the Company. As a result, CCLX undertook to CCL in the Service Agreement that it will not take nor recover any amount of the prepayment even though it subsequently does not require the services of CCL during the entire service term.

Based on the above terms and facts of the VSAT license renewal services, the Company cannot identify cash inflows directly related to the prepayment asset alone and decided to write off the RMB59.8 million prepayment in accordance with ASC 360-10-15-4, Impairment or Disposal of Long-Lived Assets.

Determination as to Restatement.

After further reviewing the relevant accounting rules and literatures,   management reconsidered its write off of the prepayment and now believes that the prepayment should be amortized annually as long as the Company has the right to require CCL to provide the services under such agreement and that the annual payment amount is fair value since the Company negotiated and agreed to the amount with CCL. In the event that CCLX can renew the license without the assistance from CCL in the future, the remaining prepaid amount will be expensed then.

The Company's management and the Audit Committee have also discussed the treatment of this prepayment and the matters disclosed in the filing with its independent registered public accounting firm.

Impact on Financial Statements

As a result of the reversal of the write off of the prepayment, the financial statements of the Company reflected in the Annual Report on Form 10-K for the year ended December 31, 2010 will be restated to revise the following items, among others,
•	Impairment loss of non-current advance will be reduced to nil from approximately RMB59.8 million;
•	Net income attributable to ChinaCast Education Corporation will be increased to approximately RMB131.7 million from approximately RMB71.8 million;
•
Basic and diluted net income attributable to ChinaCast Education Corporation per share  will be increased to approximately RMB2.73 per share and RMB2.70 per share from approximately RMB1.49 per share and RMB1.47 per share, respectively;

•	Prepaid expenses and other current assets will be increased to approximately RMB56.3 million from approximately RMB48.2 million; and
•	Non-current deposits and prepayments will be increased to approximately RMB59.1 million from approximately RMB7.4 million.

The Company determined that the effect on the quarterly reports in 2011 would be insignificant, i.e., the effect on the earnings will be less than approximately 5% and approximately 2% on total assets.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated January 5, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2012	CHINACAST EDUCATION CORPORATION

	By:	/s/ Antonio Sena
Name: Antonio Sena
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 5, 2012